EXHIBIT 10.1

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 1, 2007 (the “Effective Date”), is made and entered into by and between Itonis, Inc., a Nevada corporation (the “Company”), and Thomas Neal Roberts (“Executive”).

RECITALS

A.	The Company desires to employ Executive as its Chief Executive Officer.

B.	The Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Executive.

AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Employment.

          (a)      Position and Duties of Executive. Executive shall serve as Chief Executive Officer of the Company and all subsidiaries and controlled affiliates of the Company (collectively, the “Subsidiaries”), and will faithfully and prudently perform such duties and responsibilities as the Company’s Board of Director’s may from time to time reasonably determine and assign to him and which are customarily performed by persons in Executive’s position. A more detailed description of Executive’s job responsibilities is attached as Exhibit “A” and made a part hereof. As the Chief Executive Officer, Executive will report directly to the Company’s Board of Directors. Executive will conduct himself in a manner consistent with his position as the Chief Executive Officer of a similar company. Executive shall also comply with any reasonable written policies, practices and procedures of the Company disclosed in writing to Executive to the extent not inconsistent with the terms hereof.

          (b)      Performance. During the Employment Period (as defined in Section 2), Executive shall devote, on an as- needed basis, all necessary time, energy, knowledge, skill and reasonable best efforts to the business of the Company. Executive shall be expressly permitted to have limited involvement with outside business ventures which do not conflict with the business of the Company. None of the foregoing opportunities may materially interfere with Executive’s obligations to the Company pursuant to this Agreement.

          (c)      Travel. Executive shall be based in Prague, Czech Republic. Executive understands that his duties require travel as business needs dictate, except that he shall not be required to relocate his residence outside of Prague, Czech Republic.

2.      Term. The period of employment of Executive by the Company hereunder shall commence on September 1, 2007, and shall continue in effect through the third anniversary of the Effective Date, unless further extended as provided in this Section 2 or sooner terminated as provided in Section 4. On the third anniversary of the Effective Date, the contract term of Executive’s employment may be extended by the mutual written agreement of Company and Executive (the initial term, as it may be so extended, the “Employment Period”), although neither party shall have any obligation to enter into any such extension.

3.      Compensation. In full consideration of the services rendered and rights granted by the Executive hereunder, Executive shall be paid the following consideration:

          (a)      Salary. The Company shall pay Executive a base salary in the amount of One Hundred Fifty Thousand Dollars ($150,000) per year, less applicable payroll deductions and tax withholdings (“Base Salary”). The Company shall pay the Base Salary in accordance with the then-current payroll policies of the Company (which shall be no less frequently than once per month). The payment of Base Salary shall be made only during the Employment Period, except as otherwise set forth in Section 6 herein.

          (b)      Equity Incentive Award. Executive shall receive Fourteen Million (14,000,000) common shares in the Company as a combination of option grants and share grants, pursuant to separate stock and option grant agreements to be executed within thirty (30) days of the Effective Date.

          (c)      Reimbursement of Expenses. The Company shall adopt a written expense reimbursement policy from time to time, but no later than thirty (30) days prior to the beginning of a fiscal period which will identify acceptable categories and types of reimbursable expenses and the manner in which Executive shall memorialize, evidence and submit such expenses in order to achieve reimbursement by the Company. The Company will pay or reimburse Executive, upon submission of proof, for all reasonable business expenses incurred by Executive during the Employment Period in compliance with this policy.

          (d)      Vacations. During each calendar year of this Agreement, as well as for a pro-rationed portion of 2007 from the Effective Date through December 31, 2007, Executive shall be entitled to two weeks of vacation, not including Company or public holidays, as determined by the Company, during which time his compensation hereunder shall be paid in full, as well as additional vacation time as may be specifically approved in writing by the Company. Such vacation shall be taken at times consistent with the effective discharge of Executive’s duties and the reasonable business needs of the Company, and in accordance with any written Company policy then in effect. Unless specifically stated to the contrary in writing by the Company, unused vacations in any year shall be treated consistently with the policies, rules and regulations adopted by the Company applicable to executives of the Company, subject to applicable law.

          (e)      Other Benefits. Executive is entitled to participate during the Employment Period in any group health insurance plan, option or similar incentive compensation plan, 401(k) plan, group life plan, automobile allowance program, relocation programs, and any other benefit program or policy that is made available, from time to time, to executives of the Company, subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

4.      Termination. This Agreement and Executive’s employment hereunder (and the Employment Period) may be terminated as follows:

          (a)      Death. This Agreement and Executive’s employment hereunder (and the Employment Period) shall automatically terminate upon his death.

          (b)      Disability. The Company may terminate this Agreement and Executive’s employment hereunder and the Employment Period (in accordance with the termination procedures set forth in Section 5) upon determination of Disability of Executive. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that renders Executive unable to perform the essential functions of his position for a consecutive ninety (90)-day period, even with reasonable accommodation that does not impose an undue hardship on the Company. The Company shall make the determination of Disability, reasonably and in good faith, based on information supplied by Executive and/or his medical personnel, or neutral medical personnel as selected by the Company.

          (c)      With Cause by the Company. The Company may terminate this Agreement and Executive’s employment hereunder and the Employment Period (in accordance with the termination procedures set forth in Section 5) for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment arrangement hereunder only upon: (i) Executive’s material failure to perform his material duties or his material breach of the material terms of this Agreement which failure or breach is not remedied by Executive within thirty (30) days after receipt of written notice from the Company specifically delineating each claimed failure or breach and setting forth the Company’s intention to terminate Executive’s employment if the failure or breach is not duly remedied; (ii) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to, a felony involving moral turpitude; or (iii) Executive’s voluntary termination without Good Reason.

          (d)      Without Cause by the Company. The Company may terminate this Agreement and Executive’s employment hereunder and the Employment Period at any time after the first year from the Effective Date (subject to the termination procedures set forth in Section 5) without Cause.

          (e)      By Executive. Executive may terminate this Agreement and Executive’s employment and the Employment Period at any time (subject to the termination procedures set forth in Section 5) for Good Reason.

5.      Termination Procedure.

          (a)      Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 4(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13, except as otherwise set forth herein. Except where otherwise clarified in this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon as the basis for such termination.

          (b)      Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability pursuant to Section 4(b), thirty (30) days after the date of delivery of Notice of Termination, (iii) if Executive’s employment is terminated for Cause pursuant to Section 4(c), the date specified in the Notice of Termination (which shall not be earlier than the date of the Notice of Termination and which shall be subject to the cure provisions provided in Section 4(c)), (iv) if Executive’s employment is terminated for Good Reason, the date (subject to Section 6(d) below) specified in the Notice of Termination (which shall not be earlier than the date of the Notice of Termination and which shall be subject to the cure provisions provided in the definition of “Good Reason” below), and (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination. After delivery of a Notice of Termination and the passage of any applicable cure periods, the Company may require that Executive cease representing the Company, cease taking any action on behalf of the Company and cease being present at any Company location.

6.      Obligations Upon Termination.

          (a)      The Company’s Obligations to Executive upon Termination for Cause. In the event the Company terminates Executive’s employment for Cause, death or Disability or the Employment Period expires and is not renewed, the Company shall have no further liability or obligation to Executive under this Agreement, except for (i) any unpaid or accrued Base Salary through the Date of Termination; (ii) any bonus payments then unpaid or accrued; (iii) any un-reimbursed expenses properly incurred prior to the Date of Termination and subject to the Company’s reimbursement policies; (iv) any accrued but unpaid vacation; (v) other unpaid amounts then due Executive under Company benefit plans or programs (except that in the event of death, those payments will be made to Executive’s estate or legal representative, and Executive’s death benefits payable due to Executive’s death under Company employee benefit plans or programs will also be paid); and (vi) in the event of a termination for Cause under paragraph 4.(c)(iii), compliance with the final paragraph of Exhibit B to the Award Agreement.

          (b)      The Company’s Obligations to Executive Upon Termination Without Cause. Upon termination by the Company of the Executive’s employment without Cause, the Company shall have no further liability or obligation to Executive under this Agreement, except for (i) any unpaid or accrued Base Salary through the Date of Termination; (ii) any bonus payments then unpaid or accrued; (iii) any unreimbursed expenses properly incurred prior to the Date of Termination; (iv) any accrued but unpaid vacation; and (v) ninety (90) days Base Salary. Sums due under paragraphs (i), (ii), (iii) and (iv) shall be payable within five business days after the effectiveness of such termination. Upon receipt of all of the foregoing sums, Executive shall execute and return a release of claims in a form reasonably satisfactory to the Company with post-term non-solicitation covenants.

          (c)      Voluntary Termination by Executive for Good Reason. In the event that Executive terminates his employment for Good Reason, the Company shall have no further liability or obligation to Executive under this Agreement or in connection with his employment hereunder, except for making the same payments and reimbursements contemplated by Section 6(b) hereof.

          “Good Reason” means an occurrence without Executive’s written consent of any of the following events (each, a “Good Reason Event”): (i) a reduction in Base Salary; (ii) requiring Executive to report to anyone other than the Company’s Chief Executive Officer; (iii) requiring Executive to relocate his residence from the Prague, Czech Republic area; (iv) a change in title to one that conveys less responsibility and/or lower status; (v) a material diminution in duties, responsibilities or authority; (vi) the failure of the Company to pay when due any compensation earned under this Agreement after Executive has provided the Company written notice and the Company has had thirty (30) days from the notice to cure; or (vii) a material uncured breach hereunder, where, in every particular instance of a Good Reason Event, upon the occurrence of any such Good Reason Event, Executive first delivers a written notice concerning the Good Reason Event to the Company which specifically identifies the Good Reason Event, and the Company continues to fail to correct such Good Reason Event within thirty (30) days after such written demand is delivered by Executive.

7.      Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Agreement, is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Agreement. Further, the court should construe this Agreement by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

8.      Breach of Agreement. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable outside attorney’s fees and court costs, in addition to any other recoveries allowed by law.

9.      Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The Company may assign this Agreement to any individual, business, firm, company, partnership, joint venture, organization or other entity who or which may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. The Agreement is personal to Executive and may not be assigned or delegated by him, and any such purported assignment or delegation shall be null and void. Any successor or assign of the Company shall be required to agree to assume the responsibilities of the Company hereunder in writing. In no event shall any assignment, merger or other transaction resulting in a successor or assign of the Company hereunder constitute a novation as to the Company’s obligations.

Notwithstanding anything to the contrary contained herein, Executive’s prior written consent shall be required with respect to any assignment which does or could reasonably be anticipated to materially increase the liability or obligations of Executive hereunder.

10.      No Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.

11.      Notices. Any notice given hereunder shall be in writing and be delivered or mailed by Registered or Certified Mail, Return Receipt Requested:

(a)	to the Company:	Itonis, Inc.
502 E. John Street
Carson City, Nevada 89706

	to Executive:	Thomas Neal Roberts
Holubkova 3099/4
Prague 10
106 00
Czech Republic

Any party may, by notice given as provided for above, designate a different address. Any notice given hereunder shall be effective on the date of receipt.

12.      Entire Agreement. There are no oral representations, understanding or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement supersedes all previous employment agreements between Executive and the Company and contains the final, complete and exclusive understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both parties.

13.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

14.      Captions. The captions herein are for the convenience of reference of the parties and are not to be construed as part of the terms of this Agreement.

15.      Applicable Law. Any dispute in the meaning, effect, or validity of this Agreement shall be resolved in accordance with the laws of the State of Nevada without regard to the conflict of laws provisions thereof. This Agreement shall be governed by and construed under the laws of the State of Nevada. Venue of any litigation arising from this Agreement shall be in a federal or state court of competent jurisdiction in Clark County, Nevada.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ITONIS, INC.,
a Nevada corporation

By:	/s/ Antonin Kral
Name:	Antonin Kral
Title:	CTO, Director ITonis Inc.

/s/ Thomas Neal Roberts

Thomas Neal Roberts

EXHIBIT A

Job Description

Chief Executive Officer

Occupational Summary

Exercise executive responsibility over Company’s business affairs.

Work Performed

1.	Identify, develop and direct the implementation of business strategy
2.	Plan and direct the Company’s activities to achieve stated/agreed targets and standards for financial and trading performance, quality, culture and legislative adherence
3.	Recruit, select and develop executive team members
4.	Direct functions and performance via the executive team
5.	Maintain and develop Company culture, values and reputation in its markets and with all staff, customers, suppliers, partners and regulatory/official bodies
6.	Report to shareholders/ board of directors on Company plans and performance
7.	Execute the responsibilities of a company director according to lawful and ethical standards, as referenced the company’s policies and procedures manual